Exhibit 10.1

BINDING LETTER OF INTENT

This Binding Letter of Intent (“LOI”) sets forth the principal terms and conditions under which American Cannabis Company, Inc. (“ACC” or the “Buyer”), a Delaware corporation, intends to acquire substantially all of the assets and debts of Credex Corp. (“Credex” or the “Seller”), a Florida corporation, subject to the execution of definitive transaction documents.

1.	Transaction Overview

(a)	Assets to be Acquired: The buyer intends to acquire all tangible and intangible assets of Credex, including, but not limited to, intellectual property, contracts, licenses, inventory, equipment, goodwill, and any other assets identified during due diligence.

(b)	Assumed Debts: The buyer will assume certain specified debts and liabilities of Credex, as listed in an agreed-upon Schedule of Assumed Liabilities.

(c)	Excluded Assets and Liabilities: The definitive agreement will identify and exclude any excluded assets or liabilities.

2.	Purchase Price

The total consideration for the transaction (the “Purchase Consideration”) will be determined through mutual agreement during the due diligence and negotiation process. The structure of the Purchase Consideration may include, but is not limited to:

(a)	Cash Payment: An agreed-upon cash amount payable at closing;

(b)	Equity Issuance: Shares of ACC common stock or other securities issued to Credex or its shareholders;

(c)	Assumption of Liabilities: An allocation of assumed debts and obligations of Credex; and/or

(d)	Other Consideration: Any additional forms of compensation to be negotiated in good faith.

The precise allocation and form of the Purchase Consideration will be outlined in the definitive agreements following the conclusion of due diligence.

3.	Due Diligence

The Buyer shall have a period of 60 days from the date of this LOI to conduct financial, operational, legal, and regulatory due diligence of Credex. The Seller shall provide full access to all necessary documents, records, and personnel to facilitate this process.

4.	Definitive Agreements

The Parties shall negotiate in good faith to execute definitive transaction documents, including but not limited to:

(a)	Asset Purchase Agreement;

(b)	Assignment and Assumption Agreement;

(c)	Closing Memorandum;

(d)	Ancillary Agreements (as required);

(e)	SEC filings (as required).

5.	Conditions Precedent

The obligations of the Parties to complete the transaction shall be subject to customary conditions, including but not limited to:

(a)	Buyer’s satisfactory completion of due diligence;

(b)	Necessary approvals from each Party’s board of directors and shareholders (if applicable);

(c)	Receipt of all required regulatory and third-party consents.

6.	Binding Provisions

The following provisions are intended to be binding and enforceable:

(a)	Exclusivity: Credex agrees not to engage in discussions or negotiations with any other party concerning the sale of its assets or debts during the exclusivity period of [XX] days.

(b)	Confidentiality: Both Parties agree to maintain the confidentiality of all information exchanged during the negotiation and due diligence process.

(c)	Governing Law: This LOI shall be governed by and construed in accordance with the laws of the State of Colorado.

(d)	Expenses: Each Party shall bear its own expenses incurred in connection with this LOI and the transaction.

7.	Termination

This LOI shall terminate upon the earlier of:

(a)	Execution of definitive agreements;

(b)	Expiration of the exclusivity period; or

(c)	Mutual written agreement of the Parties.

8.	No Obligation to Close

Except for the binding provisions set forth in Section 6, this LOI is not intended to create any binding obligation for either Party to consummate the transaction described herein until the execution of definitive agreements.

For American Cannabis Company, Inc.:

By: /s/ Ellis Smith

Name: Ellis Smith

Title: Director

Date: 11/20/2024

For Credex Corp.:

By: /s/ Joseph Cleghorn

Name: Joseph Cleghorn

Title: Chairman of the Board

Date: 11/20/24